Exhibit 8.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com
December 7, 2010
Cooper Industries plc
Cooper B-Line, Inc.
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Industries, Ltd.
Cooper Lighting, LLC
Cooper Power Systems, LLC
Cooper Wiring Devices, Inc.
Cooper US, Inc.
     c/o Cooper Industries plc
     600 Travis, Suite 5600
     Houston, Texas 77002
          RE: Cooper US, Inc. Senior Notes Offering
Ladies and Gentlemen:
     We have acted as counsel for Cooper Industries plc, an Irish company (“Cooper Parent”), and Cooper US, Inc., a Delaware corporation (“Cooper US”), in connection with the registration under the Securities Act of 1933, as amended of (a) $250,000,000 aggregate principal amount of Cooper US’s 2.375% Senior Notes due January 15, 2016 and (b) $250,000,000 aggregate principal amount of Cooper US’s 3.875% Senior Notes due December 15, 2020 (collectively, the “Notes”) pursuant to a Prospectus Supplement dated December 2, 2010 (the “Prospectus Supplement”). The Notes are fully and unconditionally guaranteed by Cooper Parent, Cooper Industries, Ltd., Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC and Cooper Wiring Devices, Inc. (the “Guarantors”).
     The Notes are to be issued under an indenture among Cooper Parent, Cooper US and Deutsche Bank Trust Company Americas as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture and a Second Supplemental Indenture, each among Cooper US, the Guarantors and the Trustee, and each dated as of the date hereof (such indenture, as so amended and supplemented, the “Indenture”). We have examined the Indenture and Notes, and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of Cooper US and the Guarantors, such certificates of public officials, officers of Cooper US and the Guarantors and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.
     We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture and the Notes have been duly authorized by all requisite action by the parties thereto, that the Indenture and the Notes have been duly executed and delivered by the parties thereto and that the Indenture will be a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.
     Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.
     Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein and in the Prospectus Supplement, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Material Income Tax Considerations — United States Taxation,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Notes, are accurate in all material respects.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of Cooper Parent and Cooper US in connection with the matters addressed herein.
     We express no opinion with respect to the matters addressed herein other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal income tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.
     We consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K that you will file on December 7, 2010 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP